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                     December 28, 2022

       David T. Hamamoto
       Co-Chief Executive Officer and Chairman
       DiamondHead Holdings Corp.
       250 Park Ave., 7th Floor
       New York, New York 10177

                                                        Re: DiamondHead
Holdings Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 18,
2022
                                                            File No. 001-39936

       Dear David T. Hamamoto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Robert Downes